Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Textainer Group Holdings Limited:

We consent to the incorporation by reference in the registration statement (No. 333- 147961) on Form S-8 of Textainer Group Holdings Limited and subsidiaries of our report dated March 17, 2010, with respect to the consolidated balance sheets of Textainer Group Holdings Limited and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2009, and the related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2009, which report appears in the December 31, 2009 annual report on Form 20-F of Textainer Group Holdings Limited and subsidiaries.

As discussed in Note1 (v) to the consolidated financial statements, effective January 1, 2009 the Company adopted ASC Topic 810-10 Noncontrolling Interest in Consolidated Financial Statements. The adoption was retrospectively applied to all periods presented.

/s/ KPMG LLP

San Francisco, California

March 17, 2010